Exhibit 4.6

EXECUTION VERSION

THE SECURITY REPRESENTED BY THIS CERTIFICATE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT, OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(A)(1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED (BUT NOT TRANSFERRED) IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING SECURED BY THE SECURITIES. PRIOR TO THE REGISTRATION OF ANY TRANSFER PURSUANT TO AN EXEMPTION FROM REGISTRATION OTHER THAN RULE 144, BORROWER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THIS INSTRUMENT AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND ANY LIENS OR OTHER SECURITY INTERESTS SECURING SUCH RIGHTS AND OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) OF EVEN DATE HEREWITH, BY AND AMONG THE SUBORDINATING CREDITORS IDENTIFIED THEREIN AND MIDCAP FINANCIAL TRUST IN ITS CAPACITY AS AGENT FOR CERTAIN LENDERS (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, “SENIOR CREDITOR AGENT”), TO CERTAIN INDEBTEDNESS, RIGHTS, AND OBLIGATIONS OF MANNKIND CORPORATION AND MANNKIND LLC TO SENIOR CREDITOR AGENT AND SENIOR LENDERS (AS DEFINED THEREIN) AND LIENS AND SECURITY INTERESTS OF SENIOR CREDITOR AGENT SECURING THE SAME ALL AS DESCRIBED IN THE SUBORDINATION AGREEMENT; AND EACH HOLDER AND TRANSFEREE OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

CONVERTIBLE PROMISSORY NOTE

$35,000,000	Issue Date: August 6, 2019

Westlake Village, California

THIS PROMISSORY NOTE (this “Note”), dated as of August 6, 2019, is issued pursuant to the certain Exchange Agreement, dated as of August 5, 2019, by and between MANNKIND CORPORATION, a Delaware corporation (“Borrower”), and THE MANN GROUP LLC ( “Lender”).

FOR VALUE RECEIVED, Borrower hereby promises to pay to Lender, in lawful money of the United States of America and in immediately available funds, the principal sum of up to Thirty-Five Million Dollars ($35,000,000), which amount represents the outstanding principal amount of this Note as of the date hereof, together with all PIK Interest (as defined below) added thereto and accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Principal Repayment. The outstanding principal amount of this Note together with all accrued and unpaid interest thereon shall be due and payable on November 3, 2024 (the “Maturity Date”).

2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount of this Note from the date thereof until payment in full, which interest shall be payable at a rate equal to 7.0% per annum.

Interest shall be due and payable quarterly in arrears on the first day of each calendar quarter commencing with October 1, 2019; provided that if such date is not a Business Day, interest shall be payable on the Business Day immediately succeeding such date (each such date, an “Interest Payment Date”). Interest shall be payable in kind by adding the amount thereof to the principal amount of this Note (such interest, “PIK Interest”); provided that with respect to interest accruing from and after January 1, 2021, Borrower may, at its option, elect to, pay any such interest on any such Interest Payment Date in validly issued, fully paid and non-assessable shares of Common Stock (as defined below) (“Interest Shares”) so long as each of the Equity Conditions (as defined below) are satisfied on each day during the Equity Conditions Measuring Period (as defined below) applicable to such Interest Payment Date.

If Borrower intends to issue Interest Shares, Borrower shall deliver a written notice (including via e-mail) to Lender on or prior to the fifth Trading Day (as defined below) prior to the applicable Interest Payment Date (such notice, an “Interest Share Notice”), electing to pay all or any portion of the accrued but unpaid and uncapitalized interest payable on such Interest Payment Date in Interest Shares, which notice shall be irrevocable and shall specify the amount of interest to be paid in Interest Shares, together with an Officer’s Certificate (as defined below) certifying that the Equity Conditions with respect to such payment in Interest Shares will have been met as of the applicable Interest Payment Date. Notwithstanding anything herein to the contrary, if the Equity Conditions fail to have been met as of the applicable Interest Payment Date, the applicable interest shall be payable by adding the amount thereof to the principal amount of this Note. Any interest to be paid in Interest Shares on an Interest Payment Date shall be paid in a number of validly issued, fully paid and non-assessable shares of Common Stock equal to the quotient of (1) the amount of the accrued but unpaid and uncapitalized interest payable on such Interest Payment Date less any such payment payable by adding such amount to the principal amount of this Note, divided by (2) the Last Reported Sale Price (as defined below) on the Trading Day immediately prior to the applicable payment date. If the issuance of Interest Shares would result in the issuance of a fraction of a share of Common Stock, Borrower shall round such fraction of a share of Common Stock to the nearest whole share (with 0.5 being rounded up).

“Equity Conditions” means, with respect to the payment of interest in Interest Shares:

(i)     either (1) all of the Interest Shares (in the case of a payment of interest in Interest Shares) held by a non-Affiliate of Borrower shall be eligible for sale without the need for registration under any applicable federal or state securities laws or (2) a shelf registration statement registering the resale of such Interest Shares has been filed by Borrower and been declared effective by the Commission or is automatically effective and is available for use, and Borrower expects such shelf registration statement to remain effective and available for use from the applicable Interest Payment Date until thirty (30) days following the applicable Interest Payment Date;

(ii)     during the applicable Equity Conditions Measuring Period, the Common Stock is listed or traded on an Eligible Market (as defined below) and shall not have been suspended from trading on such Eligible Market (other than suspensions of not more than two Trading Days and occurring prior to the applicable date of determination due to business announcements by Borrower) nor shall delisting or suspension by such Eligible Market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such Eligible Market;

(iii)     any applicable Interest Shares may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or trading;

(vi)     any applicable Interest Shares shall be duly authorized and will be validly issued, fully paid and non-assessable upon issuance in accordance with the terms of this Note;

(v)    the issuance of the applicable Interest Shares shall not cause Lender (together with Lender‘s Affiliates) to beneficially own in excess of the Maximum Percentage (as defined below) of the Common Stock outstanding immediately after giving effect to the issuance of such Interest Shares (after giving effect to the limitations specified in Section 8.7 and any analogous limitations on conversion or exercise contained in any other securities of Borrower held by Lender or Lender‘s Affiliates); and

(vi)     no Event of Default shall have occurred and be continuing.

“Equity Conditions Measuring Period” means the period (x) commencing on the Interest Notice Date with respect to such payment is delivered to Lender and (y) ending on the applicable Interest Payment Date.

“Interest Notice Date” means a date on which Borrower delivers an Interest Share Notice.

3. Place of Payment. All amounts payable hereunder shall be payable in lawful money of the United States of America at the office of Lender, 12744 San Fernando Road, Sylmar, CA 91342, unless another place of payment shall be specified in writing by Lender.

4. Application of Payments; Prepayment.

4.1 Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof, unless otherwise consented to by Lender at or prior to the time of such payment.

4.2 This Note may be prepaid in whole or in part without penalty or premium. Any partial prepayment made pursuant to this Section 4.2 shall be applied to interest first and then to principal. At the time of any prepayment of principal hereunder, Borrower shall also pay all accrued, unpaid and uncapitalized interest on the amount prepaid through the date of prepayment.

5. Principal Amount. As of the date hereof, the principal amount of this Note is Thirty-Five Million Dollars ($35,000,000). At the time of the addition of any PIK Interest, prepayment or conversion of this Note, Lender shall make or cause to be made, an appropriate notation on Exhibit A attached hereto reflecting the amount of such PIK Interest, prepayment or conversion. The outstanding amount of this Note set forth on such Exhibit A shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on this Note when due.

6. Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

6.1 Borrower has the requisite power and authority to enter into this Note and to consummate the transactions contemplated hereby. The execution and delivery of this Note by Borrower and the consummation by Borrower of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Borrower. This Note has been duly executed and delivered by Borrower and constitutes the legal, valid and binding agreement of Borrower enforceable against Borrower in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 No consent, approval, authorization, order, license, registration or qualification of or with any Governmental Entity is required for the execution and delivery by Borrower of this Note or the transactions contemplated hereby, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications as have been obtained, or which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the ability of Borrower to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis. As used in this Note, the term “Governmental Entity” means any agency, bureau, commission, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise (including, without limitation, a self-regulatory organization or stock exchange); (ii) federal, state or local; or (iii) domestic or foreign.

6.3 The execution and delivery by Borrower of this Note, the performance by Borrower of its obligations hereunder, and the consummation by Borrower of the transactions contemplated hereby, will not conflict with or result in a breach or violation of (i) any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or any of its subsidiaries is a party or by which Borrower or any of its subsidiaries is bound or to which any of their property or assets is subject or (ii) any applicable law or statute or any order, rule or regulation of any Governmental Entity having jurisdiction over Borrower or any of its subsidiaries or any of their respective properties, except for in the case of either clause (i) or (ii) such conflicts, breaches or violations that would not prevent or delay the consummation of the transactions contemplated by this Note or that would not be reasonably expected to have a material adverse effect on Borrower, nor will any such action result in any violation of the provisions of the organizational documents of Borrower.

6.4 All of the shares of Common Stock issuable upon conversion of this Note (the “Conversion Shares”), are duly authorized and, when issued in accordance with the terms of this Note, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, taxes, adverse claims, and will not be issued in violation of, or subject to, any preemptive or similar rights of any Person. Borrower has reserved sufficient shares of Common Stock from its duly authorized capital stock for issuance upon conversion of this Note.

6.5 All of the Interest Shares, when issued in accordance with the terms of this Note, will be duly authorized and duly and validly issued, fully paid and nonassessable, free and clear of all liens, taxes, adverse claims, and will not be issued in violation of, or subject to, any preemptive or similar rights of any Person.

6.6 Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Borrower is not in violation of the requirements of the NASDAQ Stock Market (“NASDAQ”) and has no knowledge of any facts or circumstances which could reasonably be expected to lead to delisting or suspension of the Common Stock in the foreseeable future.

6.7 No brokerage or finder’s fees or commissions are or will be payable by Borrower or any of its Affiliates or representatives to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Note. Lender shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 6.7 that may be payable by Borrower or any of its Affiliates or representatives in connection with the transactions contemplated by this Note.

6.8 Assuming the accuracy of the representations and warranties of Lender contained in Section 7 hereof, the offer and issuance of this Note, the issuance of the Interest Shares or the issuance of the Conversion Shares by Borrower pursuant hereto will be exempt from the registration requirements of the Securities Act (and such issuances will be or have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws). The transactions contemplated hereby, including the issuance and sale of the Interest Shares or Conversion Shares under this Note, do not contravene or require stockholder approval pursuant to, the rules and regulations of NASDAQ.

6.9 Neither Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit any offers to buy any security, under circumstances that would cause the offering and issuance of the Interest Shares or Conversion Shares to be integrated with prior offerings by Borrower (i) for purposes of the Securities Act and which would require the registration of any such securities under the Securities Act, or (ii) for purposes of any applicable stockholder approval provisions of NASDAQ and which would require stockholder approval for the issuance of any Interest Shares or Conversion Shares.

7. Representation and Warranties of Lender. Lender hereby represents and warrants to Borrower as follows:

7.1 Lender has full right, power and authority to enter into this Note and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Note.

7.2 Lender understands that nothing in this Note or any other materials presented to Lender in connection with this Note or the issuance of the Conversion Shares or any Interest Shares constitutes legal, tax or investment advice. Lender has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with this Note and the issuance of the Conversion Shares or any Interest Shares.

7.3 Lender understands that this Note, the Interest Shares and any Conversion Shares (collectively, the “Securities”) have not been registered under the Securities Act. Lender also understands that the Securities are being offered and issued pursuant to an exemption from registration contained in the Securities Act based in part upon Lender’s representations contained in this Note.

7.4 Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Borrower so that it is capable of evaluating the merits and risks of the Securities and has the capacity to protect its own interests. Lender must bear the economic risk of the Securities indefinitely (subject to Borrower’s payment obligations under this Note) unless the Securities are registered pursuant to the Securities Act, or an exemption from registration is available. Lender understands that Borrower has no present intention of registering any of the Securities. Lender also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Lender to transfer all or any portion of any of the Securities under the circumstances, in the amounts or at the times Lender might propose.

7.5 Lender is acquiring the Securities for Lender’s own account for investment only, and not with a view towards their distribution.

7.6 Lender has the capacity to protect its own interests in connection with the transactions contemplated in this Note.

7.7 Lender is an accredited investor within the meaning of Regulation D under the Securities Act.

8. Conversion.

8.1 Conversion. Subject to and upon compliance with the provisions of this Section 8, Lender shall have the right, at Lender’s option, to convert all or any portion of this Note at any time and from time to time prior to the close of business on the Business Day immediately preceding the Maturity Date at an initial conversion rate of 400 shares of Common Stock (subject to adjustment as provided in this Section 8, the “Conversion Rate”) per $1,000 principal amount of this Note (subject to, and in accordance with, the settlement provisions of Section 8.2, the “Conversion Obligation”). Any accrued and unpaid interest on this Note may also be converted at Lender’s option into Common Stock on the same terms as the principal of this Note.

8.2 Conversion Procedure; Settlement Upon Conversion.

(a)    Upon conversion of all or part of the principal amount of this Note and/or any accrued and unpaid interest thereon, Borrower shall satisfy its Conversion Obligation by delivering to Lender a number of shares of Common Stock equal to the quotient of (i) (x) the Conversion Rate, multiplied by (y) the principal amount of this Note being converted and/or, accrued and unpaid interest thereon being converted, divided by (ii) $1,000, by the fifth (5th) Business Day immediately following the relevant Conversion Date.

(b)    Before Lender shall be entitled to convert this Note as set forth above, Lender shall complete, manually sign and deliver an irrevocable notice to Borrower as set forth in Exhibit B hereto (or a facsimile, PDF or other electronic transmission thereof) (a “Notice of Conversion”) at Borrower’s address set forth on Exhibit B hereto, and state in writing therein the principal amount of this Note and/or accrued and unpaid interest thereon to be converted.

(c)    This Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that Lender has complied with the requirements set forth in subsection (b) above or, if accrued and unpaid interest is being converted at or prior to the applicable interest payment date, such interest payment date. Borrower shall issue or cause to be issued, and deliver (if applicable) to Lender, the full number of shares of Common Stock to which Lender shall be entitled in satisfaction of Borrower’s Conversion Obligation within five (5) days following the Conversion Date.

(d)    If Lender submits all or part of this Note and/or accrued and unpaid interest thereon for conversion from time to time, Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of the shares of Common Stock upon conversion.

(e)    Except as provided in Section 8.3, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of this Note and/or accrued and unpaid interest thereon as provided in this Section 8.

(f)    Lender shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of principal of this Note, Lender shall no longer be deemed to be the holder of this Note with respect to that principal amount of this Note surrendered for conversion.

(g)    Borrower shall not issue any fractional share of Common Stock upon conversion of the principal of this Note, and/or any accrued and unpaid interest thereon, and shall instead round any fractional share that is greater than 0.5 up to one whole share of Common Stock and round any fractional share that is 0.5 and below down to zero.

(h)    Upon the conversion of principal of this Note, Borrower shall make a notation on Exhibit A of this Note as to the reduction in the principal amount represented thereby.

8.3.     Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by Borrower as follows:

(a)    If Borrower issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if Borrower effects a share split or a share combination (i.e., a reverse stock split), the Conversion Rate will be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date, as applicable; and

OS’	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 8.3(a) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 8.3(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)    If Borrower issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR’	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 8.3(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the Record Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued or if no such rights, options or warrants are exercised prior to the expiration, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For purposes of this Section 8.3(b), in determining whether any rights, options or warrants entitle Lender to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by Borrower for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by Borrower in good faith.

(c)    If Borrower distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of Borrower or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 8.3(a) or Section 8.3(b), (ii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 8.3(d) shall apply, (iii) dividends or distributions that constitute Reference Property following an event pursuant to Section 8.6(f) and (iv) Spin-Offs as to which the provisions set forth below in this Section 8.3(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by Borrower in good faith) of the Distributed Property with respect to each outstanding share of the Common Stock on the Record Date for such distribution.

Any increase made under the portion of this Section 8.3(c) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, Lender shall receive, in respect of each $1,000 principal amount and/or accrued and unpaid interest thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property Lender would have received if Lender owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 8.3(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 8.3(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to any of Borrower’s Subsidiaries or other business units, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR’	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 8.6 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that in respect of any conversion of this Note, if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

(d)    If Borrower makes any cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share Borrower distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 8.3(d) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, Lender shall receive, for each $1,000 principal amount and/or accrued and unpaid interest of this Note converted (or portion thereof), at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that Lender would have received if Lender owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(e)    If Borrower or any of its subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock (other than odd-lot tender offers), to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer the Conversion Rate shall be increased based on the following formula.

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR’	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by Borrower in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP’	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 8.3(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion of this Note, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date in determining the Conversion Rate.

If Borrower is obligated to purchase Common Stock pursuant to any such tender or exchange offer described in this Section 8.3(e) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the applicable Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(f)    Except as provided in this Section 8, Borrower shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.

(g)    In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 8.3, and to the extent permitted by applicable law and subject to the applicable rules and/or listing standards of any exchange on which any of Borrower’s securities are then listed and The Nasdaq Stock Market, Borrower from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in Borrower’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules and/or listing standards of any exchange on which any of Borrower’s securities are then listed and The Nasdaq Stock Market, Borrower may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Common Stock or rights to purchase the Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, Borrower shall deliver to Lender a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(h)    Notwithstanding anything to the contrary in this Section 8, the Conversion Rate shall not be adjusted:

(i)    upon the issuance of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in Section 8.3(a), Section 8.3(b) or Section 8.3(c);

(ii)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Borrower’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii)    upon the issuance of any shares of Common Stock or options or rights to acquire shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Borrower or any of Borrower’s subsidiaries;

(iv)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Note was first issued;

(v)    for a third-party tender offer by any party other than a tender offer by one or more of Borrower’s subsidiaries as described in Section 8.3(e);

(vi)    upon the repurchase of any shares of Common Stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender or exchange offer of the kind described in Section 8.3(e) above;

(vii)    solely for a change in the par value of the Common Stock; or

(viii)    for accrued and unpaid interest, if any.

Further, if the application of the foregoing formulas in Section 8.3 would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (except on account of a reverse stock split).

(i)    All calculations and other determinations under this Section 8 shall be made by Borrower and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate as last adjusted; provided, however, that any adjustments which would be required to be made but for this Section 8.3(i) shall be carried forward and taken into account in any subsequent adjustment and any carry forward amount shall be paid to the holder of this Note upon conversion regardless of the 1% threshold. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share.

(j)    For purposes of this Section 8.3, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of Borrower so long as Borrower does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of Borrower, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

8.4 Adjustments of Prices. Whenever any provision of this Note requires Borrower to calculate the Last Reported Sale Prices over a span of multiple days, the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, Effective Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices are to be calculated.

For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph shall be made, solely to the extent the Board of Directors determines that any such adjustment is necessary, without duplication of any adjustment made pursuant to the provisions set forth under Section 8.3.

8.5 Shares to Be Fully Paid. Borrower shall reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, a sufficient number of shares of Common Stock to provide for the conversion of this Note in full.

8.6 Certain Covenants.

(a)     Borrower covenants that all shares of Common Stock issued upon conversion of this Note will be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive or similar rights and free of any taxes, liens or adverse claims.

(b)    Borrower covenants that, if any shares of Common Stock to be provided for the purpose of conversion of this Note hereunder require registration with or approval of any Governmental Entity under any federal or state law before such shares of Common Stock may be validly issued upon conversion, Borrower will, to the extent then permitted by the rules and interpretations of the U.S. Securities and Exchange Commission or any applicable state laws, secure such registration or approval, as the case may be.

(c)    Borrower further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system Borrower will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of this Note.

(d)    Whenever the Conversion Rate or conversion privilege is required to be adjusted pursuant to the provisions of this Note, Borrower shall promptly mail to the holder a notice of the adjustment and a certificate signed by an officer of Borrower (“Officer’s Certificate”) briefly stating the facts requiring the adjustment, the adjusted Conversion Rate and the manner of computing it. Failure to mail such notice or any defect therein shall not affect the validity of any such adjustment. Unless and until the holder of this Note shall receive an Officer’s Certificate setting forth an adjustment of the Conversion Rate, such holder may assume without inquiry that the Conversion Rate has not been adjusted and that the last Conversion Rate of which it has knowledge remains in effect.

(e)    If any of the following events occur:

(i) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change resulting from a subdivision or combination),

(2) any consolidation, merger, or combination involving Borrower with another corporation,

(3) any sale, conveyance or lease to any other corporation of all or substantially all of the property and assets of Borrower, or

(4) any statutory share exchange,

in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) with respect to or in exchange for such Common Stock, the holder of this Note will be entitled thereafter to convert the Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such transaction had such notes been converted into Common Stock immediately prior to such transaction. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election. Borrower shall notify the holder of this Note of the weighted average as soon as practicable after such determination is made. None of the foregoing provisions shall affect the right of the holder of this Note to convert this Note into shares of Common Stock prior to the effective date of such transaction. The above provisions of this Section 8.6(f) shall similarly apply to successive recapitalizations, reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances. If this Section 8.6(f) applies to any event or occurrence, Section 8.3 hereof shall not apply. Borrower shall not become a party to any such transaction unless its terms are consistent with the foregoing. None of the foregoing provisions shall affect the right of the holder of this Note to convert this Note as set forth in Section 8 prior to the effective time of such transaction.

8.7 Conversion Limitation. Anything to the contrary notwithstanding, Borrower shall not effect the conversion of this Note and Lender shall not have the right to convert this Note, to the extent that after giving effect to such conversion, Lender (together with Lender’s Affiliates) would beneficially own in excess of 9.99% (the

“Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by Lender and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made (i.e., the particular conversion requested by Lender at such time), but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of this Note beneficially owned by Lender and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Borrower beneficially owned by Lender and its Affiliates (including, without limitation, any other convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph and for purposes of the definition of Equity Conditions, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Note, in determining the number of outstanding shares of Common Stock, Lender may rely on the number of outstanding shares of Common Stock as reflected in (x) Borrower’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the U.S. Securities and Exchange Commission on the date thereof, (y) a more recent public announcement by Borrower or (z) any other notice by Borrower or its transfer agent setting forth the number of shares of Common Stock outstanding. By written notice to Borrower, Lender may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% specified in such notice; provided that any such increase will not be effective until the sixty-fifth (65th) day after such notice is delivered to Borrower. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation and comply with any rules of the Nasdaq Stock Market.

8.8 Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Board of Directors” means the board of directors of Borrower or a committee of such board duly authorized to act for it hereunder.

“Business Day” means, with respect to this Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” means, with respect to Borrower, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by Borrower, but, for the avoidance of doubt, excluding any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“close of business” means 5:00 p.m. (New York City time).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of Borrower, par value $0.01 per share.

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from Borrower or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded (each, an “Eligible Market”). If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Borrower for this purpose.

“open of business” means 9:00 a.m. (New York City time).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or any other entity.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Reference Property” has the meaning set forth in Section 8.6(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-Off” has the meaning set forth in Section 8.3(c).

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Stock Market or, if the Common Stock (or such other security) is not then listed on The Nasdaq Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

9. Default. Each of the following events shall be an “Event of Default” hereunder:

(a)     Borrower fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) Business Days thereafter;

(b)     Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c)     An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

(d)     Any representation or warranty made herein or in any other document delivered in connection herewith shall be incorrect or misleading in any material respect when made or deemed made (except where any such representation or warranty by the terms thereof is subject to a materiality standard, in which case such representation or warranty shall be incorrect or misleading in any respect); or

(e)    Borrower fails to deliver when due all shares of Common Stock deliverable upon conversion of all or any portion of this Note and/or accrued and unpaid interest thereon pursuant to Section 8, which failure continues for 10 days.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law, the commitment of Lender to lend shall, at the option of Lender, and in the case of an Event of Default pursuant to (b) or (c) above, automatically, terminate, and the interest rate applicable to outstanding principal amount of this Note while an Event of Default has occurred and is continuing shall increase to 12% per annum, or the maximum rate permissible by law as defined above, whichever is less.

10. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

11. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Borrower consents to in personam jurisdiction of the courts in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York for any legal action or proceeding with respect to this Note. Borrower, by execution and delivery of this Note, hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

12. Successors and Assigns. This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Lender may assign to one or more other persons all or a portion of its rights (but not its obligations) under this Note.

13. Integration. This Note reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement or instrument, oral or written, before or after the date hereof.

14. Amendments, Modification, Etc. No amendment, modification or waiver of any provision of this Note, and no consent to any departure by Lender or Borrower and their assigns therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15. No Waiver. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Note preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender under this Note against Borrower are not conditional or contingent on any attempt by Lender to exercise any of its rights under this Note against Borrower or any other person.

16. Expenses. Borrower agrees to reimburse, periodically and upon request, and at the date of effectiveness of this Note or upon termination of this Note, (i) Lender’s reasonable expenses, including the reasonable fees and disbursements of Lender’s attorneys, arising in connection with the preparation, negotiation, execution, delivery, amendment and administration of this Note and related transactions and (ii) Lender’s expenses, including the fees and disbursements of Lender’s attorneys, in connection with the enforcement of this Note or the protection of Lender’s rights under this Note.

17. Indemnity. Borrower shall indemnify, defend and hold harmless Lender and its agents and attorneys (collectively, the “Indemnitees”) from and against (i) any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Entity by reason of the execution and delivery of this Note or the extension of credit represented hereby, and (ii) any and all liabilities, losses, damages, penalties, judgments, claims, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, and disbursements in connection with any actual or threatened investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of this Note, the extension of credit represented hereby or the use or intended use of the proceeds thereof; provided that no Indemnitee shall have the right to be indemnified or held harmless hereunder for its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

18. Seniority. Amounts due under this Note are unsecured and shall be subordinated in accordance with the Subordination Agreement.

[Signature Pages Follow]

BORROWER:	MANNKIND CORPORATION

	By:	/s/ Steven Binder
Name: Steven Binder
Title: Chief Financial Officer

LENDER:	THE MANN GROUP LLC

	By:	/s/ Michael S. Dreyer
Name: Michael S. Dreyer
Title: President

[Signature Page to Amended and Restated Promissory Note]

Exhibit A

PRINCIPAL SCHEDULE

Date	Borrowing/PIK Interest	Repayment/Conversion	Principal Balance
8/6/2019	35,000,000	—	35,000,000

Exhibit B

[FORM OF NOTICE OF CONVERSION]

To: MannKind Corporation

30930 Russell Ranch Road

Suite 301

Westlake Village, CA 91362

Attn: [                    ]

The Mann Group LLC hereby exercises the option to convert this Note, or the portion hereof below designated, into shares of Common Stock in accordance with the terms of this Note, and directs that any shares of Common Stock issuable and deliverable upon such conversion and any portion of this Note representing any unconverted principal amount hereof, be issued and delivered to The Mann Group LLC. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in this Note.

Dated:

Principal amount to be converted:	$
Accrued and unpaid interest to be converted:	$

By: THE MANN GROUP LLC

By:
Name:
Title: